                                                                   Exhibit 10.20

                          SPONSORED RESEARCH AGREEMENT

         RESEARCH AGREEMENT, effective on the date of last signature below, by and between The University of North Carolina at Chapel Hill, having an address at 308 Bynum Hall, Chapel Hill, North Carolina (the "University"), and Boston Biomedica, Inc., a corporation existing under the laws of the State of Massachusetts, and having its principal place of business at 375 West Street, West Bridgewater, MA 02379 (the "Sponsor"),

                                   WITNESSETH:

         WHEREAS, in pursuit of its educational purposes, which include research and training, the University undertakes scholarly research and experimental activities in a variety of academic disciplines; and
         WHEREAS, the Sponsor has funded, wishes to continue to fund, and desires that the University undertake, a research program in accordance with said research and training mission, which research program is described more fully in Exhibit A, attached hereto and made a part hereof (hereinafter, the "Research"); and
         WHEREAS, in furtherance of its scholarly research and instructional interests, the University is willing to undertake the Research upon the terms and conditions set forth below;
         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.       Scope of Research

         During the term of this Agreement, the University shall use its best efforts to perform the Research, as described in Exhibit A, attached hereto and made a part hereof. Notwithstanding the foregoing, the University makes no warranties or representations regarding its ability to achieve, nor shall it be bound hereby to accomplish, any particular research objective or results.

2.       Personnel

         The Research shall be performed by, and under the supervision and direction of, Dr. Kuo-Hsiung Lee, who shall be designated the Principal Investigator, together with such additional personnel as may be assigned by the University. Sponsor shall be notified as to the identity of the additional personnel and any personnel changes during the course of the contract. If for any reason the Principal Investigator is unable to continue to serve as the Principal Investigator, and a successor acceptable to both the University and the Sponsor is not available, this agreement may be terminated as provided in Article 10.2.

3.       University policies and Procedures

         All Research conducted hereunder shall be performed in accordance with established University policies and procedures, including, but not limited to, policies and procedures applicable to research involving human subjects, laboratory animals, and hazardous agents and materials.

4.       Budget and Payment Schedules

4.1 The Sponsor agrees to pay University, direct and indirect costs, in connection with the Research in accordance with the Budget attached hereto as Exhibit B. This budget covers all work described in Exhibit A, including the discovery and development of novel compounds against HIV and one additional virus or disease selected by Sponsor. In addition to the Research described in Exhibit A, these funds will allow the Principal Investigator to generate approximately 10 grams of each of four separate compounds, per year. If Sponsor wishes to generate additional quantities or additional compounds, other resources must be committed towards this effort. Sponsor, at its sole discretion, may choose to expand the research scope as follows:


         -----------------------------------------------------------------------
         TYPE OF EXTENSION                           Additional Direct Costs
         OF RESEARCH SCOPE                           -----------------------
                                                             Per Year
                                                             --------
         additional disease state (max. of two)      $50,000

         additional bulk synthesis of compounds      $5,000-$7,500 (approximate)
         -----------------------------------------------------------------------

4.2 For the purposes of this Agreement, "disease state" shall mean an individual virus or disease (e.g. HIV, HCV, breast cancer, lymphoma, etc.) for which compounds are being designed, under the Research, to serve as therapeutic agents.

4.3 The University and Sponsor have agreed that the indirect cost rates for the Research shall be added to the direct costs listed above and shall be charged incrementally per year according to the following schedule

         Year1:            10% Total Direct Costs
         Year 2:           17.5% Total Direct Costs
         Year 3:           25% Total Direct Costs
         Option Year 1:    35% Total Direct Costs
         Option Year 2:    Full UNC Negotiated Rate

         Any modifications to the above shall be made only upon completion of a written amendment to this Agreement executed by the University, the Sponsor, and the Principal Investigator.

4.4 The University may submit to the Sponsor at any time, and the Sponsor may at its discretion approve in writing, requests for additional funds. However, the Sponsor is not liable for any cost in excess of the amount specified herein, unless this Agreement is modified to indicate such in writing by both parties. All checks shall be made payable to The University of North Carolina at Chapel Hill, shall include reference to the University, Principal Investigator and his department, and shall be sent to: S. Kent Walker, 440 W. Franklin St., CB#1350, UNC-CH, Chapel Hill, NC 27599-1350. Payments shall be made in accordance with the following schedule: one-quarter (1/4) of the annual budget on the date of signing of the agreement, and equal quarterly payments thereafter for each funding year of the agreement.

5.       Research Reports

         The Principal Investigator shall furnish to the Sponsor during the term of his Agreement informal written reports at least twice per year regarding the progress of the Research. A final report setting forth the significant research findings shall be prepared by the Principal Investigator and submitted to the Sponsor within ninety (90) days following the expiration of the term of this Agreement or the effective date of early termination, as set forth in Article 10.

6.       Publication

         The University reserves, on behalf of the Principal Investigator and other University employees and / or students, the right to disseminate information, or to publish any material resulting from the Research without need for approval by the Sponsor. However, the University shall provide the Sponsor with a copy of any proposed publication forty-five
         (45) days in advance of the proposed publication date. The Sponsor may request, and the University shall agree to, a delay of such proposed publication for an additional period, not to exceed forty-five (45) days, in order to protect the potential patentability of any invention described therein. The Sponsor, at its election, shall be entitled to receive in any such publication an acknowledgment of its sponsorship of the Research. It is specifically agreed that nothing contained in this agreement will interfere with the publication or oral defense of research theses and dissertations of graduate students.

7.       Proprietary Information

7.1      University shall disclose any new invention under this Agreement to
         Licensee:
         (a) within two months after the inventor discloses it to the University's Office of Technology Development.
         (b) at least two months prior to any intended public disclosure of all or part of the invention; and
         (c) at least two weeks prior to submission for publication of any manuscript or abstract which discloses all or part of the invention

7.2 The disclosure under Article 7.1 shall be in writing and shall be sufficiently complete in technical detail to convey a clear understanding, to the extent known at the time of the disclosure, of all attributes associated with the invention, such that a patent application with meaningful claims can be drafted. It should also indicate the earliest expected date of public disclosure of the invention.

7.3 The University will promptly inform Company of the submission of any abstract or manuscript for publication and its acceptance thereof.

7.4 The invention will not be publicly disclosed for 60 days after Company has received a description of the invention. Company shall remove any of its Confidential Information from the proposed public disclosure or file a patent application sufficiently covering the invention within this two month review period. If Company wishes to further delay publication in order to draft a thorough patent application describing the invention it must request such a delay to University in writing, and University's approval shall not be unreasonably withheld. In no way shall the total delay be more than ninety (90) days from the initial disclosure of invention to company except with the written mutual consent of both parties.

7.5 All confidential information of either party disclosed to the other party in connection with the Research hereunder will be treated by the receiving party as confidential and restricted in its use to only those uses contemplated by the terms of this Agreement. Any information which is to be treated as confidential must be clearly marked as confidential prior to transmittal to the other party. If such confidential information is disclosed orally, it shall be identified as being confidential at the time of disclosure, and shall thereafter be reduced to writing within 30 days, marked as confidential, and transmitted to the receiving party. The Sponsor may submit confidential information only to the Principal Investigator, who shall be free to refuse to accept such confidential information. The obligations of this paragraph shall survive and continue for three (3) years after termination of this Agreement. Specifically excluded from such confidential treatment shall be information which:
         (a) as of the date of disclosure and / or delivery, is already known to the party receiving such information;

         (b) is or becomes part of the public domain, through no fault of the receiving party;
         (c) is lawfully disclosed to the receiving party by a third party who is not obligated to retain such information in confidence;
         (d) is independently developed at the receiving party by someone not privy to the confidential information, or
         (e) either party is required by law to provide.

8.       Results of the Research

8.1 "New Invention or Discovery" shall mean any invention or discovery conceived or reduced to practice during and as a part of the Research performed pursuant to this Agreement by Institution's Principal Investigator, faculty, staff, employees, or students or jointly by such an individual or individuals with one or more employees of the Sponsor. New Inventions or Discoveries made solely by Institution's Principal Investigator, faculty, staff, employees, or students shall be the sole property of the Institution. New Inventions or Discoveries made jointly by Institution's Principal Investigator, faculty, staff, employees, or students with one or more employees of the Sponsor shall be owned jointly by the Institution and the Sponsor. New Inventions or Discoveries made solely by employees of Sponsor shall be the sole property of Sponsor.

8.2 The University shall promptly disclose to the Sponsor in writing any New Invention or Discovery which is subject to this Agreement. To the extent that it has the legal right to do so, the University shall, upon request of the Sponsor, grant the Sponsor the first Option for an exclusive license to the University's right, title, and interest in any such New Invention or Discovery under an Exclusive License Agreement to be negotiated in accordance with the attached License Agreement and under terms no less favorable to the Sponsor than those in the attached License Agreement. Sponsor shall have six months to determine whether to exercise this Option. If Sponsor declines to exercise its option to any New Invention or Discovery University shall, at its own discretion, be free to license the University's right, title, and interest in such New Invention or Discovery to a third party, exclusively or non-exclusively.

9.       Ownership of Property

         Title to any equipment purchased or manufactured in the performance of the work funded under this agreement shall vest in the University.

10.      Term and Termination

10.1 This Agreement shall be effective for three (3) years from the date of last signature below, with two additional one-year option periods that may be exercised by Sponsor by providing written notice to University within sixty (60) days of the termination date above. Notwithstanding the foregoing, this Agreement may be extended thereafter by mutual agreement of the parties in writing.

10.2 Notwithstanding the foregoing, this Agreement may be terminated by either party at any time upon sixty (60) days advance written notice to the other party, however, the provisions of paragraphs 7, 8, 9, 12, 14, 15, and 20 shall survive such termination. Upon receipt of notice of early termination from Sponsor, the University shall use its best efforts promptly to limit or terminate any outstanding commitments and to conclude the work. All costs associated with such termination shall be reimbursable, including, without limitation, all non-reimbursed costs and non-cancelable commitments incurred prior to the receipt of the notice of termination, such reimbursement together with other payments not to exceed the total estimated project cost specified in
         Article 4.

11.      Notices

         Any notices given under this Agreement shall be in writing and shall be deemed delivered when sent by first-class mail, postage paid, addressed to the parties as follows (or at such other addresses as the parties may notify each other of in writing):

         The University of North Carolina at Chapel Hill:

         Dr. Robert P. Lowman
         Associate Vice Provost for Research
         Office of Research Services
         The University of North Carolina at Chapel Hill
         CB#4100, 300 Bynum Hall
         Chapel Hill, NC  27599-4100

         Sponsor:

         Richard T. Schumacher
         President and CEO
         Boston Biomedica, Inc.
         375 West Street
         West Bridgewater, MA  02379

12.      Use of University Name

         Sponsor shall not employ or use the name of the University in any promotional materials, advertising, or in any other manner without the prior express written permission of the University, except that Sponsor may, during the term of this Agreement, state that it is sponsoring the Research at the University. In no event shall the sponsoring of the Research be considered to be an endorsement by the University of any commercial product which may result, indirectly or directly, from the Research.

13.      Relationship of the Parties

         The University, for all purposes related to this Agreement, shall be deemed an independent contractor of the Sponsor, and nothing in this Agreement shall be deemed to create a relationship of employment or agency or to constitute the parties as partners or joint ventures.

14.      Indemnification

14.1 The Sponsor agrees to defend, indemnify and hold harmless the University, its employees, students and agents from and against any and all liablility claims, lawsuits, losses, demands, damages, costs and expenses, arising directly or indirectly out of the Research as described in Exhibit A, or the design, manufacture, sale or use of any embodiment or manifestation of said Research regardless of whether any and all such liability, claims, lawsuits, losses, demands, damages, costs and expenses arise in whole or in part from the negligence of any of the indemnified parties. Notwithstanding the foregoing, the Sponsor will not be responsible for any liablility, claims, lawsuits, losses, demands, damages, costs, and expenses which arise solely from (a) the gross negligence or intentional misconduct of University or the Principal Investigator; and (b) actions by University or the Principal Investigator in violation of applicable laws or regulations. Notwithstanding any provisions herein to the contrary, and subject to the provisions of the N.C. Tort Claims Act, G.S. 143-291 et seq., the University shall indemnify the Sponsor for any claims for injuries to persons or property damage which occur on the University premises or premises under the exclusive control of the University.

14.2 The Sponsor agrees to provide a diligent defense against any and all liability, claims, lawsuits, losses, demands, damages, costs, and expenses, brought against the indemnified parties with respect to the subject of the indemnity contained in Section 14.1, whether such claims of actions are rightfully or wrongfully brought or filed.

14.3 The University, on behalf of its employees, students and agents wishing collectively to be indemnified as provided in Sections 14.1 and 14.2 shall:

         (a) promptly after receipt of notice of any all liability claims, lawsuits, losses, demands, damages, costs and expenses, or after the commencement of any action, suit or proceeding giving rise to the right of idemnification, notify the Sponsor, in writing, of said liability, claims, lawsuits, losses, demands, damages, costs, and expense and send to the Sponsor a copy of all papers served on the indemnified party; the University's failure to notify the Sponsor will not relieve the Sponsor from any liability to the indemnified party; and

         (b) permit the Sponsor to retain counsel of its choosing to represent the indemnified party (but in the event that the Sponsor does not select counsel to represent the indemnified party within ten (10) days, the indemnified party may select its own counsel, the fees and all costs of which counsel will be borne by the Sponsor); and

         (c) subject to the statutory authority of the Attorney General of the State of North Carolina, allow the Sponsor to retain exclusive control of any such liability, claims, lawsuits, losses, demands, damages, costs, and expenses, including the right to make any settlement, except that the Sponsor will not have the right to make any settlement or take any other action which would be deemed to confess wrongdoing by any of the indemnified parties or could reasonably be expected to have a negative effect on the reputation of one of the indemnified parties, without the prior written consent of University and the indemnified party involved.

15.      No Warranties

         The University makes no warranties, either express or implied, as to any matter, including, without limitation, the results of the research or any inventions or product, tangible or intangible, conceived, discovered or developed under this Agreement; or the merchantability or fitness for a particular purpose of the research results of any such invention or product. The University shall not be liable for any direct, consequential or other damages suffered by the Sponsor or by any Licensee or any others resulting from the use of the research results or any such invention or product.

16.      Force Major

         The University shall not be liable for any failure to perform as required by this Agreement, to the extent such failure to perform is caused by any reason beyond the University's control, or by reason of any of the following: labor disturbances or disputes of any kind, accidents, failure of any required governmental approval, civil disorders, acts of aggression, acts of God, energy or other conservation measures, failure of utilities, mechanical breakdowns, material shortage, disease, or similar occurrences.

17.      Severability

         In the event that a court of competent jurisdiction holds any provision of this Agreement to be invalid, such holding shall have no effect on the remaining provisions of this Agreement, and they shall continue in full force and effect.

18       Entire Agreement; Amendments

         This Agreement and the Exhibits hereto contain the entire agreement between the parties. No amendments or modifications to this Agreement shall be effective unless made in writing and signed by authorized representatives of both parties.

19       Similar Research

         Nothing in this Agreement shall be construed to limit the freedom of the University of one of its researchers who are participants under this Agreement, from engaging in similar research made under other grants, contracts or agreements with parties other than the Sponsor.

20.      Transfer of Sponsorship

         During the course of this agreement, the Sponsor may transfer its rights and obligations as Sponsor to a company formed by the Sponsor and in which the Sponsor has at least 40% ownership at the time of transfer, or another percent ownership interest agreed upon in writing by the Parties. Sponsor will notify the University and Principal Investigator in writing prior to any such transfer.

21.      Governing Law

         This Agreement shall be governed by and construed in accordance with the law of North Carolina.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers or representatives.

         THE UNIVERSITY OF NORTH CAROLINA        SPONSOR
         AT CHAPEL HILL


         By: _____________________               By:_____________________

         Robert P. Lowman, Ph.D.                 Richard T. Schumacher
         Associate Vice Provost                  President and CEO
         Office of Research Services

         Date: _____________________             Date: ___________________


         Consented to by Principal Investigator:


         Signature: __________________________________________
                       Dr. Kuo-Hsiung Lee
                       Kenan Professor of Medicinal Chemistry

         Date:        ________________________________________

                                    Exhibit A
                                    ---------

The objectives of this Research shall be to (1) discover and develop novel compounds that have improved anti-HIV activity and activity against one additional virus or disease selected by Sponsor within the first two years of the Agreement; (2) design and synthesize analogs of compounds already discovered as a result of previous research paid for by Sponsor [e.g. compounds disclosed in the US Patent Nos. 5,612,341; 5,637,589; 5,679,828; 5,726,204, and 5,847,165;
and in the US Patent Application entitled "Acylated Betulin and Dihydrobetulin Derivatives, Preparation Thereof and Use Thereof", Inventors: K-H Lee, I-C Sun, H-K Wang, and L.M. Cosentino]; and (3) synthesize gram-scale quantities of four compounds per year to undergo extensive testing. During the course of this research, the University will transfer to the Sponsor compounds synthesized under this Research Plan for testing by Sponsor. Sponsor may, at his own cost, have these compounds tested by contract testing organizations or collaborators. These tests may include screening the compounds against a variety of viruses in order to select the additional anti-viral target referred to above.

Sponsor may choose to direct research towards additional viruses and / or disease states (maximum of two) at any point during the Research. However, such research must be agreed upon by Sponsor and University prior to initiation of a new research plan, and the minimum cost for such research will be in accordance with Article 4 above. Sponsor may, at its own discretion, request additional compounds as discussed in research objective #3 (in this Exhibit A) above, provided that Sponsor pays all costs of the synthesis above and beyond the agreed-upon costs herein.

                                    EXHIBIT B

                                                        Year 1       Year 2       Year 3      Combined
Salary + fringes for 2 post-docs @ 30,000               60,000       60,000       60,000      180,000
Salary + fringes for 2 graduate students @ 14,834       29,668       29,668       29,668       89,004
Tuition for two graduate students                       18,332       18,332       18,332       54,996

Supplies, starting materials for four target
compounds / year, miscellaneous expenses                42,000       42,000       42,000      126,000

TOTAL DIRECT COSTS                                     150,000      150,000      150,000      450,000

Indirect Costs (10% Yr 1, 17.5% Yr 2, 25% Yr 3          15,000       26,250       37,500       78,750

TOTAL COSTS                                            165,000      176,250      187,500      528,750